Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen

Investor Relations

(973) 357-3283

Release Date: Immediate

Cytec Elects Michael Radossich as an Officer of the Corporation

Woodland Park, New Jersey, April 19, 2013 – Cytec Industries Inc. (NYSE:CYT) announced today that its Board of Directors elected Michael Radossich as a Corporate Officer of Cytec Industries Inc. effective immediately in addition to his existing role as President, Cytec Specialty Chemicals and a member of the Executive Leadership Team. Mr. Radossich has served in these roles since January 2013.

Mr. Radossich has held several commercial and manufacturing leadership roles in Cytec’s Specialty Chemicals businesses. His most recent role was the Vice President of Cytec’s Safety, Health, and Environment organization. Shane Fleming, Chairman, President and Chief Executive Officer commented, “Mike has provided excellent leadership to the Specialty Chemicals businesses in his current and prior roles in the company. He has demonstrated the capability to lead an important growth platform with continued focus on the development of innovative technologies that provide value to the markets we serve.”

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

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